Calculation of Filing Fee Tables
S-8
GridAI Technologies Corp.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.0001 par value per share	Other	3,690,190	$ 5.47	$ 20,185,339.30	0.000087	$ 1,756.12
Total Offering Amounts:						$ 20,185,339.30		$ 1,756.12
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 1,756.12
Offering Note
[1]	1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall also cover any additional shares of the Registrant's common stock that become issuable under the plan set forth herein by reason of any stock dividend, stock split, recapitalization or similar transaction. 2) This estimate is made pursuant to Rule 457(c) and Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. The offering price per share and the aggregate offering price are based on the average of the high and the low price of Registrant's common stock as reported on The Nasdaq Capital Market on October 23, 2026. 3) Represents 1,386,032 shares issuable pursuant to future awards under the Company's 2020 Omnibus Equity Incentive Plan, as amended and restated (the "Plan"), and 2,304,158 shares covered by the reoffer prospectus, for a total of 3,690,190 shares.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources